Exhibit (a)(18)

Communication with Clinicians, Surgeons, DSMB Members, KOLs and Patients

1.	What was announced?

Syncona Limited (“Syncona”) and Applied Genetic Technologies Corporation (“AGTC”) announced that they entered into a definitive agreement pursuant to which a newly established portfolio company of Syncona has commenced a tender offer to acquire all of the outstanding shares of AGTC common stock. The transaction is currently anticipated to close in four to six weeks, subject to a majority of the outstanding shares of AGTC common stock being tendered (i.e., sold) to Syncona, and the satisfaction of other closing conditions.

2.	Who is Syncona and why did the Board approve the agreement to be acquired by Syncona?

Syncona’s purpose is to invest to extend and enhance human life. It does this by founding and building companies to deliver transformational treatments to patients in areas of high unmet need. It focuses on developing treatments for patients by working in close partnership with world-class academic founders, patient groups, and management teams.

We see their commitment to developing transformative medicines. They have three other gene therapy companies in their portfolio and have been involved in two other successful ophthalmology AAV gene therapy companies. They have a strong commitment to the space.

3.	What happens next?

A portfolio company of Syncona has announced a tender offer to acquire all outstanding shares of AGTC common stock and AGTC’s Board of Directors recommended that AGTC stockholders tender their shares in the tender offer. If a majority of the outstanding shares of AGTC common stock are tendered and all other conditions to closing the transaction are met, Syncona will acquire all outstanding shares of AGTC common stock, and thereafter the portfolio company of Syncona will merge with and into AGTC, resulting in AGTC becoming a portfolio company of Syncona.

4.	What does this mean for AGTC?

AGTC will become a private company. This means that AGTC will no longer be subject to the reporting requirements of the Securities and Exchange Commission (“SEC”) nor be traded on Nasdaq Global Market.

5.	What will change because of this transaction?

In four to six weeks AGTC, will be acquired by the portfolio company of Syncona and AGTC will become a portfolio company of Syncona, and this new business will make strategic determinations about AGTC’s programs. Between the signing and closing of the transaction, AGTC and Syncona will remain separate, independent companies, and so we do not plan any changes to AGTC’s organizational structure prior to closing that would affect any of our clinical trials or research programs.

6.	Will I be working with the same team of people?

Prior to closing of the transaction, AGTC and Syncona will continue to operate as separate, independent entities, and, until closing, it is business as usual for both companies. After the closing, AGTC will become a wholly owned portfolio company of Syncona; however, AGTC’s legal/corporate structure will remain intact, removing any need to assign agreements, such as clinical contracts, to a new entity. Such agreements would continue in accordance with their terms, as well as liability insurance coverage currently in place. However, as with any merger, there could be future impacts on operations (including the renegotiation of some contracts), programs, and people; additional information will be provided after the transaction closes.

7.	Are there any immediate changes to the current trials, patient dosing or upcoming milestones?

No. We are committed to maintaining our momentum on our programs. Importantly, the XLRP program remains our top priority. We are committed to operating in the ordinary course until the transaction closing.

8.	Will the name of the company change?

Yes. It is expected that the name of the company will change post-closing. However, Syncona has not yet determined a trade name for that entity.

9.	What happens to my AGTC stock?

If the tender conditions are satisfied and the merger closes each share will entitle the holder to receive (i) $0.34 in cash, without interest, plus (ii) one contingent value right (CVR), which shall represent the right to receive potential milestone payments pursuant to the CVR Agreement.

10.	Is there anything I need to do now in preparation for the close of the transaction related to any shares I own? Do I need to register them anywhere?

Details concerning the transaction, including who is entitled to receive transaction consideration and how to obtain transaction consideration, are provided in the tender offer documents filed by Syncona and AGTC with the SEC regarding the transaction. If you own stock in AGTC you will receive a communication from Georgeson LLC, the information agent for the tender offer, and likely your brokerage firm. If you have questions as to how to tender your shares, we recommend you contact Georgeson at 800-279-6913.

11.	Are there any closing conditions? What are the risks that the deal won’t close? What happens if the deal does not close?

The proposed transaction is subject to certain closing conditions, including that at least a majority of the outstanding shares of AGTC common stock are tendered and the satisfaction of other customary closing conditions. Syncona and AGTC have filed materials with the SEC that provide additional information on the proposed transaction. If closing conditions are not met, at the time of that determination, information about next steps will be publicly released.

12.	What should I do if I am contacted by the media, the financial community, or other third parties about the transaction?

Should you be contacted, we would request that you please refer such inquiries to Hope D’Oyley-Gay, General Counsel.

13.	Who do I ask if I have other questions about the transaction or current operations (except for clinical/patient care)?

Please direct all questions to Sue Washer, AGTC’s Chief Executive Officer. Clinical patient care questions should continue to be directed per the clinical protocol.

Forward-Looking Statements

This communication contains forward-looking statements. Forward-looking statements are generally identified by the words “expects”, “anticipates”, “believes”, “intends”, “estimates”, “plans”, “will be” and similar expressions. These forward-looking statements include, without limitation, statements related to the anticipated consummation of the acquisition of the Company and the timing and benefits thereof, the anticipated contingent value right payments, and other statements that are not historical facts. These forward-looking statements are based on the Company’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the parties’ ability to complete the transaction on the proposed terms and schedule; whether the tender offer conditions will be satisfied; whether sufficient stockholders of the Company tender their shares in the transaction; the outcome of legal proceedings that may be instituted against the Company and/or others relating to the transaction; the failure (or delay) to receive the required regulatory approvals relating to the transaction; the possibility that competing offers will be made; risks relating to product development and commercialization and demand for AGTC’s products (and, as such, uncertainty that the milestones for the contingent value right payments may not be achieved); and other risks related to Company’s business detailed from time-to-time under the caption “Risk Factors” and elsewhere in Company’s SEC filings and reports, including their respective Annual Reports on Form 10-K for the year ended June 30, 2022 and subsequent quarterly and current reports filed with the SEC. Company undertakes no duty or obligation to update any forward-looking statements contained in this report as a result of new information, future events or changes in their expectations, except as required by law.

Additional Information and Where to Find It

A tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, have been filed with the SEC by subsidiaries of Syncona Limited, and a Solicitation / Recommendation Statement on Schedule 14D-9 has been filed with the SEC by the Company. The offer to purchase shares of Company common stock is being made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ BOTH THE TENDER OFFER STATEMENT AND THE SOLICITATION / RECOMMENDATION STATEMENT REGARDING THE OFFER, AS THEY MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND SECURITY HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR COMMON STOCK, INCLUDING THE TERMS AND CONDITIONS OF THE TENDER OFFER. Investors and security holders may obtain a free copy of these statements and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to Georgeson LLC, Information Agent for the Offer, toll-free at (800) 279-6913. Investors may also obtain, at no charge, the documents filed or furnished to the SEC by the Company under the “Investors” section of the Company’s website at www.AGTC.com.